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                                                                  Exhibit 10(y)

                      RELEASE AND TERMINATION AGREEMENT

         RELEASE AND TERMINATION AGREEMENT (this "Agreement") entered into as of September 30, 1995, by and among First Financial Management Corporation, a Georgia corporation ("FFMC"), Western Union Financial Services, Inc., a Delaware corporation ("FSI"), New Valley Corporation, a New York corporation ("New Valley") and Western Union Data Services Company, Inc., a Delaware corporation ("DSC").

                                    RECITALS:

         A. FFMC and New Valley entered into a Purchase Agreement dated as of October 20, 1994, as amended by Amendment No. 1 thereto dated as of November 14, 1994 (as so amended, the "1994 Purchase Agreement") with respect to the acquisition by FFMC from New Valley of all of the issued and outstanding shares of common stock of FSI, and all other assets of New Valley and its affiliates relating to the business of providing domestic and international money transfer services, bill payment services, telephone cards, money orders and bank card services.

         B. By order dated November 1, 1994, the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), in the case entitled "In re New Valley Corporation, Debtor", Case No. 91-27704 NW (the "Bankruptcy Proceedings"), approved the 1994 Purchase Agreement.

         C. Pursuant to the terms and conditions of the 1994 Purchase Agreement, at the closing of the transactions thereunder, FFMC, as purchaser, deposited $45,000,000, representing a portion of the purchase price under the Purchase Agreement, with NationsBank of Georgia, National Association, as Escrow Agent (the "Escrow Agent"), pursuant to the terms and conditions of the Escrow Agreement dated as of November 15, 1995 by and among FFMC, New Valley and the Escrow Agent (the "Escrow Agreement").

         D. In connection with the procedures for adjusting the Purchase Price (as defined in the 1994 Purchase Agreement) under Section 2.1(b) of the 1994 Purchase Agreement, FFMC disputed the accuracy of the Pro Forma Balance Sheet (as defined in the 1994 Purchase Agreement).

         E. FFMC and New Valley have agreed to settle such dispute and conclusively effect all adjustments to the Purchase Price through the transfer of certain Escrow Funds (as defined in the Escrow Agreement) to FFMC provided in
Section 1.02 hereof.
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         F. Pursuant to the Procedures Order (as defined in the 1994 Purchase
Agreement) issued by the Bankruptcy Court, New Valley is required to reimburse FFMC for certain expenses incurred by FFMC in connection with the public auction and sale of the capital stock and related assets of FSI and its business, in an amount not to exceed $3 million.

         G. FFMC and New Valley desire to settle the total amount of expenses owed by New Valley to FFMC in connection with the Procedures Order, the 1994 Purchase Agreement or otherwise in connection with the Bankruptcy Proceedings for the amount of $3 million (collectively, the "Bankruptcy Expenses") through the transfer of certain Escrow Funds to FFMC as provided in Section 1.02 hereof.

         H. In connection with the transactions contemplated by the 1994 Purchase Agreement, FFMC, New Valley, and/or certain of their respective affiliates have entered into: (A)(i) the Services Agreement dated as of November 15, 1994 among FSI, DSC and New Valley (the "Services Agreement"); (ii) the Trademark License Agreement dated as of November 15, 1994 among FFMC and FSI, as licensors, and DSC and New Valley, as licensees (the "Trademark Agreement");
(iii) the Sales and Marketing Services Agreement dated as of November 15, 1994 among New Valley, DSC and FSI (the "Marketing Agreement"); (iv) the Service Mark License Agreement dated as of November 15, 1994 among New Valley, DSC and FSI (the "Service Mark Agreement"); and (v) the Sublease Agreement (attached as Exhibit A to the Services Agreement) dated as of dated as of November 4, 1994 between FSI and New Valley (the "Sublease" and together with the Services Agreement, the Trademark Agreement, the Marketing Agreement and the Service Mark Agreement, the "Ancillary Agreements"), each of which agreements the parties wish to terminate as provided in Section 1.03 hereof; and (B) the Consulting Services Agreement dated as of November 15, 1994 between FSI and New Valley (the "Consulting Agreement") and the Pension and Retiree Benefits Administration Services Agreement dated as of November 15, 1994 between FSI and New Valley (the "Pension Agreement"), which agreements shall remain in full force and effect pursuant to the terms thereof.

         I. Pursuant to the Trademark Agreement, New Valley granted to FFMC the right to purchase, and FFMC granted to New Valley the right to cause FFMC to purchase, all of the capital stock of DSC (the "DSC Shares") during the period January 1, 1996 through March 31, 1996 (the "Option Period") on such other terms and conditions specified therein (the "Option").

         J. FFMC and New Valley desire to revise certain terms and conditions of the Option, and pursuant to the Asset Purchase Agreement dated as of the date hereof among FFMC, New Valley and DSC (the "Asset Purchase Agreement"), New Valley and DSC desire
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to sell, and FFMC desires to purchase, the Assets (as defined in the Asset
Purchase Agreement), and New Valley and DSC desire to transfer, and FFMC desires to assume, the Assumed Liabilities (as defined in the Asset Purchase Agreement), prior to the commencement of the Option Period on the terms and conditions specified in the Asset Purchase Agreement.

         K. In connection with the consummation of the transactions under the Asset Purchase Agreement, FFMC and New Valley desire, pursuant to this Agreement, to (i) effect certain purchase price adjustments under the 1994 Purchase Agreement; (ii) effect the payment in full of all Bankruptcy Expenses payable to FFMC; (iii) cause the release of certain Escrow Funds pursuant to the Escrow Agreement to New Valley and FFMC in settlement of such adjustments; and
(iv) effect the termination of the Ancillary Agreements and cancellation and waiver of certain Payments (as defined below) thereunder except to the extent otherwise provided herein.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties herein and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                              OPERATIVE PROVISIONS

         1.01 Effective Time of Agreement. This Agreement shall become effective (the "Effective Time") upon (i) consummation of the transactions under the Asset Purchase Agreement and (ii) the payment of certain Escrow Funds by the Escrow Agent to FFMC and New Valley as specified in Section 1.02 hereof.

         1.02 Settlement of Purchase Price Adjustments and Bankruptcy Expenses; Release of Certain Escrow Funds. In connection with the final settlement of any and all adjustments to the Purchase Price under the 1994 Purchase Agreement and the payment in full of the Bankruptcy Expenses to FFMC, (a) FFMC and New Valley have, contemporaneously herewith, directed the Escrow Agent, by joint notice in the form of Exhibit A hereto, to release certain Escrow Funds at the Effective Time, as follows: (i) $6 million to New Valley; (ii) $13.5 million to FFMC (which amount includes the Bankruptcy Expenses); and (iii) $500,000 to FSI, on behalf of FFMC; and (b) FFMC and New Valley agree that payment to each of them as provided in clauses (a) above shall constitute payment and settlement in full of (x) any and all claims with respect to adjustments to the Purchase Price and any
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and all Bankruptcy Expenses, whether of principal or interest, now or in the future and (y) any and all claims pursuant to Section 2.7(a) of the Escrow Agreement. Upon payment as specified in clause (a) above, (i) the Pro Forma Balance Sheet previously delivered by New Valley to FFMC, as modified by the above payments in settlement of all disputes regarding amounts recorded in such Pro Forma Balance Sheet, shall be deemed to be the Audited Pro Forma Balance Sheet solely for purposes of Section 2.1(b)(3) of the 1994 Purchase Agreement and (ii) neither FFMC nor New Valley shall have any further rights or obligations whatsoever under Section 2.7(a) of the Escrow Agreement.

         1.03 Termination of Ancillary Agreements. At the Effective Time:

         (a) Except as otherwise specifically provided in this Section 1.03 and in the Asset Purchase Agreement, each Ancillary Agreement shall be terminated, and no further services shall be provided, no payments shall be payable (whether fixed or contingent, payable now or in the future, including without limitation, quarterly or other periodic fees, licensing fees, royalties, agent network maintenance fees, rental payments, payments in respect of taxes, service charges, expenses and costs and any payment otherwise payable in connection with any termination or expiration of such agreement (collectively, "Payments")), and no other performance shall be rendered, thereunder; provided, however, that, without limiting the generality of the foregoing, the parties agree that (i) each of the remaining $1 million royalty and agent network fees, pursuant to Section 5 of the Trademark Agreement and (ii) each of the remaining $900,000 nonrefundable quarterly fees, pursuant to Section 7 of the Services Agreement, shall in each case be cancelled, and are hereby waived by Purchaser.

         (b) Notwithstanding any provision hereof, under the Services Agreement, FSI shall, and FFMC shall cause FSI to, provide all services to New Valley of the type specified in Section 6(A)(3) thereof, that are not also provided by FSI pursuant to the Pension Agreement, until December 31, 1995 (the "Service Termination Date"), it being understood that no Payments under the Services Agreement shall be payable at any time after the Effective Time. On the Service Termination Date, the Services Agreement shall be terminated, and no further services shall be provided, no Payments shall be payable, and no performance shall be rendered, thereunder.

         1.04 Payments In Respect of the Ancillary Agreements. FFMC and New Valley agree that, as of the Effective Time, and after giving effect to the transactions specified in Section
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1.02, 1.03(a) and Article II of the Asset Purchase Agreement, no amounts are due and payable to FFMC or FSI (or any of their affiliates) under any of the Ancillary Agreements (except as otherwise provided in Section 1.03(d)).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.01 Representations and Warranties. Each of New Valley and DSC jointly and severally represents to FFMC and FSI, and each of FFMC and FSI jointly and severally represents to New Valley and DSC, that:

         (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) it has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement by such party have been duly and validly authorized, no other corporate action on the part of such party or its shareholders being necessary; (iv) the execution, delivery and performance of this Agreement do not and will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of such party; (v) this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except to the extent that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (vi) the execution, delivery and performance by such party of this Agreement do not and will not (x) conflict with or result in a violation or breach of any law applicable to such party or (y) conflict with or result in a breach or default under any material contract to which such party is a party or by which it is bound.
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                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS

         3.01 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmission is confirmed, or, if mailed, when received, as follows:

         (i)  if to FFMC, to:

              First Financial Management Corporation
              5600 New Northside Drive
              Atlanta, Georgia  30329
              Attention:  John C. Walters, Esq.
              Telephone:  (770) 857-0001
              Telecopier: (770) 857-0403

         (ii) if to New Valley, to:

              New Valley Corporation
              100 S.E. Second Street
              32nd Floor
              Miami, Florida  33131
              Attention:  Marc N. Bell, Esq.
              Telephone:  (305) 579-8000
              Telecopier: (305) 579-8016

Any party may, by notice given in accordance with this Section 3.01 to the other party, designate another address or person for receipt of notices hereunder.

         3.02. Entire Agreement. This Agreement, together with the Asset Purchase Agreement (including all schedules and exhibits thereto), constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

         3.03 Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York (without regard to principles of conflicts of law).

         3.04 Binding Effect; No Assignment; No Third Party Beneficiary. This Agreement shall be binding upon and inure to
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the benefit of the parties and their respective successors and permitted assigns, and is not assignable without the prior written consent of each of the parties hereto. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto or create or establish any third party beneficiary hereto.

         3.05 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                              NEW VALLEY CORPORATION


                                              By /s/ Marc N. Bell
                                                --------------------------------
                                                Name:   Marc N. Bell
                                                Title:  Counsel and Secretary


                                              WESTERN UNION DATA SERVICES
                                                COMPANY, INC.


                                              By /s/ Richard W. Gooding
                                                --------------------------------
                                                Name:  Richard W. Gooding
                                                Title: President


                                              FIRST FINANCIAL MANAGEMENT
                                                CORPORATION


                                              By /s/ John C. Walters
                                                --------------------------------
                                                Name:  John C. Walters
                                                Title: Executive Vice President


                                              WESTERN UNION FINANCIAL
                                                SERVICES, INC.


                                              By /s/ John C. Walters
                                                --------------------------------
                                                Name:  John C. Walters
                                                Title: Executive Vice President